Exhibit 10.31
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of January 3, 2009, by and between GTSI Corp., a Delaware corporation (the “Company”) and Federal Airways Corporation, a Delaware corporation (“Consultant”).
RECITALS:
Recital 1. For at least the past 10 years Consultant has provided consulting services to the Company; and
Recital 2. The Company desires to continue benefiting from the experience and ability of Consultant by engaging Consultant to serve as a consultant to the Company and Consultant is willing to serve as a consultant to the Company upon the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, the Company and Consultant hereby agree as follows:
1. Consulting. Effective as of January 1, 2009 (the “Effective Date”) there shall be created pursuant to this Agreement an independent contractor relationship between the Company and Consultant whereby Consultant shall supply consulting services to the Company in accordance with and subject to the terms and conditions set forth in this Agreement.
2. Term. The term of the consultancy relationship between the Company and Consultant hereunder shall begin on January 1, 2009 and shall continue until through December 31, 2009. Thereafter, the term of such consultancy relationship shall continue on the same terms and conditions contained herein, until either party hereto provides the other party with at least a 30-day notice of termination of the term (the “Term”).
3. Services. During the Term, Consultant shall, during the Company’s normal business hours and upon reasonable notice, perform such consulting and advisory services as are reasonably requested by the Company and are reasonably consistent with Consultant’s experience, background and former consultant services to the Company, as assigned from time to time by the Company’s board of directors or chief executive officer or his designee. In providing such consulting and advisory services, Consultant shall endeavor to do so in a professional, diligent and workmanlike manner, providing the Company, and management with the benefits of Consultant’s informed and professional judgment. In respect of Consultant’s services hereunder, the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s services hereunder shall be within Consultant’s sole control. Unless otherwise mutually agreed upon the Company and by Consultant, Consultant shall not be obligated during the Term to render services hereunder for more than 50 days during any calendar year or to travel. Also, Consultant shall have the right during the Term to devote its business day and working efforts to other business, professional, public service, or community pursuits as do not materially interfere with the rendering of consulting services by Consultant hereunder.

4. Compensation and Reimbursement.
(a) As compensation to Consultant for its services hereunder, the Company shall pay to Consultant during the Term a consulting fee (the “Consulting Fee”) in the amount of $2,000 for each day during which consulting services have been rendered hereunder, payable quarterly on the last day of each quarter, commencing on March 31, 2009. It is agreed that Consultant will no longer provide the Company with daily logs of Consultant’s services hereunder.
(b) The Company shall reimburse Consultant for all reasonable out-of-pocket expenses that are actually incurred by Consultant in performance of its duties under this Agreement, including transportation, hotel accommodations and such other expenses as might be incurred by a senior executive of the Company in furtherance of Company business.
5. Confidential Information. Consultant hereby agrees that he will not at any time make any unauthorized disclosure of any confidential business information or trade secrets of the Company or any of its subsidiaries (which Consultant acknowledges are valuable and unique assets of the Company used in its business to obtain a competitive advantage over the Company’s competitors who do not know or use this information), or make any unauthorized use thereof; provided, however, this restriction shall not apply to any information that has entered the public domain (other than by the Consultant’s own acts or omissions). The obligations of Consultant set forth in this Section 5 shall apply during the Term and shall survive termination of this Agreement or the termination of Consultant’s services under this Agreement regardless of the reason for such termination for a period of one year following such termination. For purposes of this Section 5, the Company shall be construed to include any subsidiary of the Company.
6. Notices. For purposes of this Agreement, notice, consents, approvals, waivers, demands and all other communications provided for in or contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand at, or by sending the same by prepaid firsts class mail (airmail if to an address outside the country of posting) to the following addresses:
If to Consultant:
Federal Airways Corporation
415 Wall’s Way
Osprey, FL 34229
Attention: Lee Johnson, President
If to the Company:
GTSI Corp.
2553 Dulles View Drive, Suite 100
Herndon, VA 20171-5219
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Successor Obligations and Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Consultant cannot assign any rights accruing to it under this Agreement.
8. Amendment. This Agreement may not be modified except by an agreement in writing executed by both the Company and Consultant.
9. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of laws.
10. Validity. If any portion or provision of this Agreement is found to be invalid or unenforceable, the other portions or provisions hereof shall not be affected thereby.
11. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.
12. Effect of Agreement. The terms and conditions of this Agreement shall supersede any obligations and rights of the Company and its subsidiaries, on the one hand, and Consultant, on the other hand, respecting consulting services, and compensation and benefits in respect of such services on or after the Effective Date. In connection therewith, the consulting agreement between the Company and Consultant that commenced in 1997 shall be deemed for all purposes to be terminated and null and void as of the Effective Date, with neither party hereto having any liability thereunder.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GTSI Corp., a Delaware corporation

By:	/s/ James J. Leto
JAMES J. LETO
Chief Executive Officer

FEDERAL AIRWAYS CORPORATION,
a Delaware corporation

By:	/s/ Lee Johnson
LEE JOHNSON
President